Exhibit 99.1
NEWS RELEASE COMPUWARE CORPORATION Corporate Headquarters One Campus Martius • Detroit, Michigan 48226 (313) 227-7300
For Immediate Release
July 21, 2014

Compuware Names Christopher O’Malley President of Mainframe Operations

O’Malley to focus on enhancing customer value, building on market-leading position

DETROIT, July 21, 2014 -- Compuware Corporation (Nasdaq: CPWR), the technology performance company, today announced that it has appointed Christopher O’Malley President of Mainframe Operations effective July 21, 2014. In this role, O’Malley will oversee all facets of the business unit’s operations, including customer support, product development and management, marketing and sales.

Prior to joining Compuware, O’Malley was the CEO of VelociData, a provider of leading-edge Big Data solutions.  He was also the CEO of Nimsoft and held a variety of executive positions, including EVP of the Cloud Products & Solutions Business Line and EVP of the Mainframe business unit, at CA Technologies.

“We are extremely fortunate to have an individual with Chris’s extensive pedigree and long track record of success join the company and lead our Mainframe business,” said Compuware CEO Bob Paul. “We are seeing rejuvenation in our Mainframe business and with Chris’ experience and energy we envision even more potential moving forward. We have found the ideal candidate with the vision and proven leadership capabilities to capitalize on these opportunities and take this business to the next level.”

In Fiscal Year 2014 (ended March 31, 2014) Compuware’s total mainframe revenue was approximately $296.3 million or approximately 41.1 percent of total company revenues.

“As a direct competitor of Compuware for many years, I can attest firsthand just how good the Compuware Mainframe offerings are,” said O’Malley. “Today, after nearly four decades, Compuware continues to be the industry standard for mainframe performance and developer productivity solutions. I’m looking forward to working closely with our talented Mainframe team to further enhance the value we deliver to our customers while maintaining our highly productive business model and building on our market-leading position.”

Compuware Corporation

Compuware Corporation, the technology performance company, provides software, experts and best practices to ensure technology works well and delivers value. Compuware solutions make the world’s most important technologies perform at their best for leading organizations worldwide, including 46 of the top 50 Fortune 500 companies and 12 of the top 20 most visited U.S. web sites. Learn more at: http://www.compuware.com.

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Compuware Names Christopher O’Malley President of Mainframe Operations
July 21, 2014

Press Contact

Lisa Elkin, Senior Vice President, Marketing, Communications and Investor Relations, +1-313-227-7345

Certain statements in this release that are not historical facts, including those regarding the Company’s future plans, objectives and expected performance, are “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this release. While we believe any forward-looking statements we have made are reasonable, actual results could differ materially since the statements are based on our current expectations and are subject to risks and uncertainties. These risks and uncertainties are discussed in the Company’s reports filed with the Securities and Exchange Commission. Readers are cautioned to consider these factors when relying on such forward-looking information. The Company does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.